Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Entropic Communications, Inc.

We have audited the accompanying consolidated balance sheets of Entropic Communications, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive (loss) income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014. Our audits also included the financial statement schedule at S-1. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Entropic Communications, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

San Diego, California

February 23, 2015

Entropic Communications, Inc.

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$17,307	$16,298
Marketable securities	79,397	71,922
Accounts receivable, net	27,795	30,204
Inventory	10,404	13,503
Deferred tax assets, current	—	51
Prepaid expenses and other current assets	7,337	18,739

Total current assets	142,240	150,717
Property and equipment, net	17,413	17,994
Long-term marketable securities	9,126	69,534
Intangible assets, net	33,588	47,326
Goodwill	4,688	4,688
Deferred tax assets, long-term	1,054	—
Other long-term assets	2,806	5,001

Total assets	$210,915	$295,260

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,210	$8,601
Accrued expenses and other current liabilities	10,871	6,318
Accrued payroll and benefits	8,387	7,077

Total current liabilities	26,468	21,996
Deferred rent	6,350	1,751
Other long-term liabilities	1,837	1,688
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000 authorized, no shares issued and outstanding as of December 31, 2014 and 2013	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 90,904 shares issued and outstanding as of December 31, 2014; 91,934 shares issued and 90,776 shares outstanding as of December 31, 2013	91	92
Additional paid-in capital	505,900	487,007
Treasury stock, 0 shares and 1,158 shares as of December 31, 2014 and 2013, respectively	—	(5,455)
Accumulated deficit	(329,906)	(212,273)
Accumulated other comprehensive income	175	454

Total stockholders’ equity	176,260	269,825

Total liabilities and stockholders’ equity	$210,915	$295,260

See accompanying notes to consolidated financial statements.

Entropic Communications, Inc.

Consolidated Statements of Operations

(in thousands, except per share data)

	Years Ended December 31,
	2014	2013	2012
Net revenues	$191,619	$259,376	$321,678
Cost of net revenues	98,368	134,974	157,675

Gross profit	93,251	124,402	164,003
Operating expenses:
Research and development	117,234	114,536	98,353
Sales and marketing	24,371	24,882	25,313
General and administrative	23,258	22,415	25,474
Amortization of intangibles	1,244	2,312	2,575
Restructuring charges	12,375	1,694	897
Impairment of assets	12,687	—	—

Total operating expenses	191,169	165,839	152,612

(Loss) income from operations	(97,918)	(41,437)	11,391
Loss related to equity method investment	—	(1,115)	(3,315)
Impairment of investment	—	(4,780)	—
Other income, net	881	1,582	601

(Loss) income before income taxes	(97,037)	(45,750)	8,677
Income tax provision	1,087	20,404	4,157

Net (loss) income	$(98,124)	$(66,154)	$4,520

Net (loss) income per share—basic	$(1.09)	$(0.73)	$0.05

Net (loss) income per share—diluted	$(1.09)	$(0.73)	$0.05

Weighted average number of shares used to compute net (loss) income per share—basic	89,783	90,494	88,164

Weighted average number of shares used to compute net (loss) income per share—diluted	89,783	90,494	90,364

See accompanying notes to consolidated financial statements.

Entropic Communications, Inc.

Consolidated Statements of Comprehensive (Loss) Income

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Net (loss) income	$(98,124)	$(66,154)	$4,520

Other comprehensive (loss) income, net of taxes:
Change in foreign currency translation adjustment	(184)	339	37
Available-for-sale investments:
Change in net unrealized (loss) gain	(95)	(54)	227

	(279)	285	264

Comprehensive (loss) income	$(98,403)	$(65,869)	$4,784

See accompanying notes to consolidated financial statements.

Entropic Communications, Inc.

Consolidated Statements of Stockholders’ Equity

(in thousands)

	Common Stock		Additional Paid-In-Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’ Equity
	Shares	Amount
Balance as of December 31, 2011	87,160	$87	$448,440	$—	$(150,639)	$(95)	$297,793

Issuance of common stock upon exercise of stock options for cash	938	1	2,159	—	—	—	2,160
Excess tax benefit on stock option exercises	—	—	362	—	—	—	362
Stock-based compensation	—	—	14,614	—	—	—	14,614
Issuance of common stock under employee stock purchase plan	859	1	3,039	—	—	—	3,040
Release of restricted stock units	175	—	(291)	—	—	—	(291)
Issuance of common stock for compensation	35	—	203	—	—	—	203
Net income	—	—	—	—	4,520	—	4,520
Unrealized gain on marketable securities	—	—	—	—	—	227	227
Translation adjustments	—	—	—	—	—	37	37

Balance as of December 31, 2012	89,167	$89	$468,526	$—	$(146,119)	$169	$322,665

Issuance of common stock upon exercise of stock options for cash	881	1	1,504	—	—	—	1,505
Excess tax expense on stock option exercises	—	—	(2,177)	—	—	—	(2,177)
Stock-based compensation	—	—	16,774	—	—	—	16,774
Issuance of common stock under employee stock purchase plan	1,007	1	3,365	—	—	—	3,366
Release of restricted stock units	879	1	(985)	—	—	—	(984)
Purchase of treasury stock	(1,158)	—	—	(5,455)	—	—	(5,455)
Net loss	—	—	—	—	(66,154)	—	(66,154)
Unrealized loss on marketable securities	—	—	—	—	—	(54)	(54)
Translation adjustments	—	—	—	—	—	339	339

Balance as of December 31, 2013	90,776	$92	$487,007	$(5,455)	$(212,273)	$454	$269,825

Issuance of common stock upon exercise of stock options for cash	357	—	534	—	—	—	534
Stock-based compensation	—	—	17,771	—	—	—	17,771
Issuance of common stock under employee stock purchase plan	1,229	1	3,253	—	—	—	3,254
Release of restricted stock units	2,122	3	(2,670)	—	—	—	(2,667)
Purchase of treasury stock	(3,580)	—	—	(14,054)	—	—	(14,054)
Retirement of treasury stock	—	(5)	5	19,509	(19,509)	—	—
Net loss	—	—	—	—	(98,124)	—	(98,124)
Unrealized loss on marketable securities	—	—	—	—	—	(95)	(95)
Translation adjustments	—	—	—	—	—	(184)	(184)

Balance as of December 31, 2014	90,904	$91	$505,900	$—	$(329,906)	$175	$176,260

See accompanying notes to consolidated financial statements.

Entropic Communications, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Operating activities:
Net (loss) income	$(98,124)	$(66,154)	4,520
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	7,321	8,060	5,474
Amortization of intangible assets	12,113	11,910	8,403
Impairment of assets	12,687	—	—
Change in acquisition related contingent consideration liability	—	(131)	431
Deferred taxes	(27)	24,183	(3,035)
Excess tax expense on stock option exercises	—	2,177	(362)
Stock-based compensation	17,771	16,774	14,817
Amortization of premiums on investments	1,785	3,251	3,554
Provision for excess and obsolete inventory	165	3,667	394
Loss related to equity method investment	—	1,115	3,315
Impairment of investment	—	4,780	—
Loss (gain) on disposal of assets	516	(98)	(11)
Changes in operating assets and liabilities:
Accounts receivable	2,409	11,643	(7,885)
Inventory	2,934	9,225	554
Prepaid expenses and other current assets	7,440	(6,746)	7,219
Other long-term assets	897	(2,238)	(336)
Accounts payable	(1,387)	(2,777)	(181)
Accrued expenses and other current liabilities	1,809	(837)	3,609
Accrued payroll and benefits	1,384	(2,345)	3,151
Deferred rent	4,976	1,070	(416)
Other long-term liabilities	469	407	918

Net cash (used in) provided by operating activities	(24,862)	16,936	44,133
Investing activities:
Purchases of property and equipment	(12,048)	(8,333)	(9,061)
Purchases of marketable securities	(22,918)	(104,123)	(108,891)
Sales/maturities of marketable securities	73,983	111,073	150,289
Net cash used in acquisitions	—	(13,025)	(84,806)

Net cash provided by (used in) investing activities	39,017	(14,408)	(52,469)
Financing activities:
Net proceeds from the issuance of equity plan common stock, net of withholding tax	1,121	3,886	4,909
Excess tax (expense) benefit on stock option exercises	—	(2,177)	362
Purchase of treasury stock	(14,054)	(5,455)	—

Net cash (used in) provided by financing activities	(12,933)	(3,746)	5,271

Net effect of exchange rates on cash	(213)	310	78

Net increase (decrease) in cash and cash equivalents	1,009	(908)	(2,987)
Cash and cash equivalents at beginning of period	16,298	17,206	20,193

Cash and cash equivalents at end of period	$17,307	$16,298	$17,206

Supplemental disclosure of cash flow information:

Cash paid for income taxes	$775	$1,329	$6,060

See accompanying notes to consolidated financial statements.

Entropic Communications, Inc.

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Business

Entropic Communications, Inc. was organized under the laws of the state of Delaware on January 31, 2001. Entropic Communications is a leading fabless semiconductor company that designs, develops and markets semiconductor solutions to enable home entertainment. Our technologies change the way traditional broadcast video, streaming video, and other multimedia content such as movies, music, games and photos are brought into, distributed and processed throughout the home.

Basis of Presentation

The accompanying audited consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP.

The accompanying audited consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

The accompanying audited consolidated financial statements include all adjustments, consisting of normal recurring accruals, which we consider necessary for a fair presentation of the financial position and results of operations for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and these accompanying notes. Among the significant estimates affecting the consolidated financial statements are those related to business combinations, allowance for doubtful accounts, inventory reserves, long-lived assets (including intangible assets), warranty reserves, accrued bonuses, income taxes, valuation of equity securities and stock-based compensation. On an ongoing basis, management reviews its estimates based upon currently available information. Actual results could differ materially from those estimates.

Foreign Currency Translation

The functional currency for our foreign subsidiaries is the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rates on the balance sheet dates. Net revenues and expenses are translated using the average exchange rates prevailing during the year. Any translation adjustments resulting from this process are shown as a component of accumulated other comprehensive income within stockholders’ equity in the consolidated balance sheets. Foreign currency transaction gains and losses are reported in operating expenses in the consolidated statements of operations.

Derivative Financial Instruments

Our primary objective for holding derivative financial instruments is to hedge non-functional currency risks and to guarantee a minimum fixed price in local currency. Our accounting policies for derivative financial instruments are based on the criteria for designation of a hedging transaction as an accounting hedge, either as a cash flow or fair value hedge. A cash flow hedge refers to the hedge of the exposure to variability in the cash flows of an asset or a liability, or of a forecasted transaction. A fair value hedge refers to the hedge of the exposure to changes in fair value of an asset or a liability, or of an unrecognized firm commitment. The criteria for designating a derivative as a hedge include the instrument’s effectiveness in risk reduction and, in most cases, a one-to-one matching of the derivative instrument to its underlying transaction. Gains and losses from derivatives designated as fair value accounting hedges generally offset changes in the values of the hedged assets or liabilities over the life of the hedge. We recognize gains and losses on derivatives that are not currently designated as hedges for accounting purposes in earnings in other income, net. As of December 31, 2014 and 2013, we had no derivative instruments designated as accounting hedges. As such, all gains and losses on derivatives for the years ended December 31, 2014 and 2013 were recognized in earnings.

Revenue Recognition

Our net revenues are generated principally by sales of our semiconductor solutions products.

We recognize product revenues when the following fundamental criteria are met: (i) persuasive evidence of an arrangement exists, (ii) delivery has occurred or services have been rendered, (iii) the price to the customer is fixed or determinable and (iv) collection of the resulting receivable is reasonably assured. These criteria are usually met at the time of product shipment; however, we do not recognize revenue until all substantive customer acceptance requirements have been met, when applicable.

A portion of our sales are made through distributors, agents or customers acting as agents under agreements allowing for nonstandard rights of return or other potential concessions. Net revenues on sales made through these distributors are not recognized until the distributors ship the product to their customers.

Revenues derived from billing customers for shipping and handling costs are classified as a component of net revenues. Costs of shipping and handling charged by suppliers are classified as a component of cost of net revenues.

We record reductions to net revenues for estimated product returns and pricing adjustments, such as competitive pricing programs, in the same period that the related revenue is recorded. The amount of these reductions is based on historical sales returns and historical participation in pricing programs and other factors known at the time. If actual returns or actual participation in pricing programs differ significantly from our estimates, such differences would be recorded in our results of operations for the period in which the actual returns become known or pricing programs terminate. To date, changes in estimated returns and pricing adjustments have not been material to net revenues in any related period.

We provide rebates on our products to certain customers. At the time of the sale, we accrue 100% of the potential rebate as a reduction to net revenue and, based on our historical experience rate, do not apply a breakage factor. The amount of these reductions is based upon the terms included in various rebate agreements. We reverse the accrual for unclaimed rebate amounts as specific rebate programs contractually end or when we believe unclaimed rebates are no longer subject to payment and will not be paid. For the years ended December 31, 2014, 2013 and 2012, we reduced net revenue by $2.8 million, $2.0 million and $0.7 million, respectively, in connection with our rebate programs.

Concentration of Credit Risk

Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash and cash equivalents, marketable securities, accounts receivable and leases payable. Our policy is to place our cash, cash equivalents and marketable securities with high quality financial institutions in order to limit our credit exposure. We extend credit to certain of our customers based on an evaluation of the customer’s financial condition and a cash deposit is generally not required. We estimate potential losses on trade receivables on an ongoing basis.

We maintain cash and cash equivalent accounts with Federal Deposit Insurance Corporation, or FDIC, insured financial institutions. In addition, certain of the our interest bearing collateral money market and savings accounts are each insured up to $250,000 by the FDIC. Our exposure for amounts in excess of FDIC insured limits at December 31, 2014 was $16.8 million. We have not experienced any losses in such accounts.

We invest cash in deposits and money market funds with major financial institutions, U.S. government obligations and debt securities of corporations with investment grade credit ratings in a variety of industries. It is our policy to invest in instruments that have a final maturity of no longer than two years, and to maintain a portfolio weighted average maturity of no longer than 12 months.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash, money market funds and commercial paper. We consider all highly liquid investments with a maturity of three months or less from the date of purchase that are readily convertible into cash to be cash equivalents.

Deferred Compensation

In June 2011, we implemented a non-qualified deferred compensation plan that permits certain key employees to defer portions of their compensation, subject to annual deferral limits, and have it credited to one or more investment options in the plan. As of December 31, 2014, we had marketable securities totaling $0.3 million related to investments in equity securities that are held in a rabbi trust under our non-qualified deferred compensation plan. The total related deferred compensation liability was $0.3 million at December 31, 2014, all of which was classified as non-current liabilities and is recorded in the consolidated balance sheets under other long-term liabilities.

Marketable Securities

We account for marketable securities by determining the appropriate classification of such securities at the time of purchase and reevaluating such classification as of each balance sheet date. As of December 31, 2014, we had classified $0.3 million of bank and time deposits and $0.3 million held under our non-qualified deferred compensation plan as trading securities. Trading securities are bought and held principally for the purpose of selling in the near term and are reported at fair value, with unrealized gains and losses included in earnings. All other marketable securities were classified as available-for-sale. Cash equivalents and available-for-sale marketable securities are reported at fair value with the related unrealized gains and losses included in accumulated other comprehensive income, a component of stockholders’ equity, net of tax. The investments are adjusted for amortization of premiums and discounts to maturity and such amortization is included in interest income. Realized gains and losses and declines in value judged to be other than temporary are determined based on the specific identification method and are reported in the consolidated statements of operations.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, marketable securities, trade receivables, accounts payable and other accrued liabilities approximate fair value due to their relative short-term maturities. The fair value of marketable securities was determined using the quoted market price for those securities. The carrying amounts of our long-term liabilities approximate their fair value.

Allowance for Doubtful Accounts

We evaluate the collectability of accounts receivable based on a combination of factors. In cases where we are aware of circumstances that may impair a specific customer’s ability to meet its financial obligations subsequent to the original sale, we will record a specific allowance against amounts due, and thereby reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize allowances for doubtful accounts based upon specific identification, industry and geographic concentrations, the current business environment and our historical experience. We recorded no allowance for doubtful accounts as of December 31, 2014 and December 31, 2013.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Lower of cost or market adjustments reduce the carrying value of the related inventory and take into consideration reductions in sales prices, excess inventory levels and obsolete inventory. These adjustments are calculated on a part-by-part basis and, in general, represent excess inventory value on hand compared to 12-month demand projections. Once established, these adjustments are considered permanent and are not reversed until the related inventory is sold or disposed.

We make estimates about future customer demand for our products when establishing the appropriate reserve for excess and obsolete inventory. We write down inventory that has become obsolete or unmarketable by an amount equal to the difference between the cost of inventory and the estimated market value based on assumptions about future demand and market conditions. Inventory write downs are a component of our product cost of goods sold. For the years ended December 31, 2014, 2013 and 2012, we recorded net charges for excess and obsolete inventory of $0.2 million, $3.7 million and $0.4 million, respectively.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight - line method over the estimated useful lives of the assets ( three to seven years ), except leasehold improvements and software which are amortized over the lesser of the estimated useful lives of the asset or the remaining lease/license term.

Goodwill and Intangible Assets

We record goodwill and other intangible assets based on the fair value of the assets acquired. In determining the fair value of the assets acquired, we utilize accounting estimates and judgments to allocate the purchase price to the fair value of the net tangible and intangible assets acquired. We use the discounted cash flow method to estimate the value of intangible assets acquired. The estimates used to value and amortize intangible assets are consistent with the plans and estimates that we use to manage our business and are based on available historical information and industry estimates and averages.

We assess goodwill and indefinite-lived intangible assets for impairment using fair value measurement techniques on an annual basis during the fourth quarter of the year, or more frequently if indicators of impairment exist. We operate as one reporting unit. The goodwill impairment test is a two-step process. The first step compares the reporting unit’s fair value to its net book value. If the fair value is less than the book value, the second step of the test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. If the carrying amount of goodwill exceeds its implied fair value, we would recognize an impairment loss equal to that excess amount. Determining the fair value of the implied goodwill is judgmental in nature and often involves the use of significant estimates and assumptions. These estimates and assumptions could have a significant impact on whether or not an impairment charge is recognized and also the magnitude of any such charge. Estimates of fair value are primarily determined using market comparisons. This approach uses significant estimates and assumptions, including the determination of appropriate market comparables and whether a premium or discount should be applied to comparables.

Investment in a Privately Held Company

Through the second quarter of 2013, we had accounted for our investment in Zenverge, Inc., or Zenverge, a privately held company, under the equity method of accounting since we had exercised significant influence over the entity until this time as a result of our Chief Executive Officer, or CEO, serving as a member of Zenverge’s board of directors, but we did not have the elements of control that would require consolidation. The rights of the other investors were both protective and participating. Unless we were determined to be the primary beneficiary, these rights precluded us from consolidating the investment. The investment was recorded initially at cost as an investment in Zenverge, and subsequently was adjusted for equity in net income and cash contributions and distributions. As described in Note 2, in June 2013, we recorded an impairment charge of $4.8 million relating to our investment. During the quarter ended December 31, 2014, Zenverge was sold, and we received no proceeds.

Warranty Accrual

We generally provide a warranty on our products for a period of one year; however, it may be longer for certain customers. Accordingly, we establish provisions for estimated product warranty costs at the time revenue is recognized based upon our historical activity and, additionally, for any known product warranty issues. Warranty provisions are recorded as a cost of net revenues. The determination of such provisions requires us to make estimates of product return rates and expected costs to replace or rework the products under warranty. When the actual product failure rates, cost of replacements and rework costs differ from our estimates, revisions to the estimated warranty accrual are made. Actual claims are charged against the warranty reserve.

Guarantees and Indemnifications

In the ordinary course of business, we have entered into agreements with customers that include indemnity provisions. To date, there have been no known events or circumstances that have resulted in any significant costs related to these indemnification provisions and, as a result, no liabilities have been recorded in the accompanying financial statements.

Software Development Costs

Software development costs are capitalized beginning when technological feasibility has been established and ending when a product is available for sale to customers. To date, the period between achieving technological feasibility and when the software is made available for sale to customers has been relatively short and software development costs qualifying for capitalization have not been significant. As such, all software development costs have been expensed as incurred in research and development expense.

Stock-Based Compensation

We have equity incentive plans under which incentive stock options have been granted to employees and restricted stock units, or RSUs, and non-qualified stock options have been granted to employees and non-employees. We also have an employee stock purchase plan for all eligible employees.

Our stock-based compensation cost is measured at the grant date, based on the estimated fair value of the award using either the Black-Scholes option pricing model for stock options with service-based vesting, Monte Carlo simulations for awards with market-based vesting, or the grant date fair value of the stock on the date of the grant for RSUs, and is recognized as an expense over the employee’s requisite service or performance period, as applicable. In June 2014, we granted performance stock units, or PSUs, to certain members of our executive management team which vest over a three year period, subject to performance of our stock price (see Note 6). In July 2013, we granted performance based equity awards which vest over a 15 month period, or earlier upon the achievement of certain milestones (see Note 3). These awards fully vested prior to the achievement of the milestones. The stock-based compensation expense attributable to awards under our 2007 Employee Stock Purchase Plan, or ESPP, was determined using the Black-Scholes option pricing model.

We recognize excess tax benefits associated with stock-based compensation to stockholders’ equity only when realized. When assessing whether excess tax benefits relating to stock-based compensation have been realized, we follow the “with and without” approach excluding any indirect effects to be realized until after the utilization of all other tax benefits available to us.

Income Taxes

We estimate income taxes based on the various jurisdictions where we conduct business. Significant judgment is required in determining our worldwide income tax provision. We estimate the current tax liability and assess temporary differences that result from differing treatments of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are reflected in our balance sheets. We then assess the likelihood that deferred tax assets will be realized. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. When a valuation allowance is established or increased, we record a corresponding tax expense in our statements of operations. When a valuation allowance is decreased, we record the corresponding tax benefit in our statements of operations. We review the need for a valuation allowance each interim period to reflect uncertainties about whether we will be able to utilize deferred tax assets before they expire. The valuation allowance analysis is based on estimates of taxable income for the jurisdictions in which we operate and the periods over which our deferred tax assets will be realizable.

We recognize and measure benefits for uncertain tax positions using a two-step approach. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that the tax position will be sustained upon audit, including resolution of any related appeals or litigation processes. For tax positions that are more likely than not of being sustained upon audit, the second step is to measure the tax benefit as the largest amount that has more than a 50% chance of being realized upon settlement. Significant judgment is required to evaluate uncertain tax positions. We evaluate uncertain tax positions on a quarterly basis. The evaluations are based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits and effective settlement of audit issues.

Recently Issued Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU requires an entity to recognize revenue from the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In particular, this ASU addresses contracts with more than one performance obligation, as well as the accounting for some costs to obtain or fulfill a contract with a customer, and provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. This ASU will be effective beginning in the first quarter of fiscal year 2017. Early adoption of this ASU is not permitted. The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption. We are currently evaluating the impact of and method of adoption of this ASU on our financial statements.

In August 2014, the FASB issued guidance on the disclosure of uncertainties about an entity’s ability to continue as a going concern. This standard provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and to provide related footnote disclosures. The guidance is effective for annual reporting periods ending after December 15, 2016, and early adoption is permitted. We expect to adopt this guidance on January 1, 2017. We do not expect the adoption of this guidance to have any impact on our financial position, results of operations or cash flows.

There have been no other recent accounting standards, or changes in accounting standards, during the year ended December 31, 2014, that are of material significance, or have potential material significance, to us.

2.	Supplemental Financial Information

Marketable Securities

We have marketable securities and financial instruments that are classified as either available-for-sale or trading securities. As of December 31, 2014, our short-term investment portfolio included $0.3 million of trading securities invested in a defined set of mutual funds directed by the participants in our non-qualified deferred compensation plan. As of December 31, 2014 these securities had net unrealized gains of $61,000 and a cost basis of $0.3 million. As of December 31, 2014, our short-term investment portfolio also included $0.3 million of trading securities invested in principal and interest guaranteed bank and time deposit accounts.

The following tables summarize available-for-sale investments by security type as of December 31, 2014 and December 31, 2013 (in thousands):

	As of December 31, 2014
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Available-for-sale securities:
Corporate notes/bonds, short-term	78,828	21	(30)	78,819
Corporate notes/bonds, long-term	9,153	—	(27)	9,126

Total	$87,981	$21	$(57)	$87,945

	As of December 31, 2013
	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Market Value
Available-for-sale securities:
Commercial paper	$7,493	$1	$—	$7,494
Corporate notes/bonds	63,591	48	(3)	63,636

Total marketable securities, short-term	71,084	49	(3)	71,130

Corporate notes/bonds, long-term	67,526	51	(43)	67,534
U.S. treasury and agency notes/bonds, long-term	2,000	—	—	2,000

Total	$140,610	$100	$(46)	$140,664

Realized gains on our available-for-sale securities for the years ended December 31, 2014 and 2013 were $3,000 and $50,000, respectively. As of December 31, 2014, we had no available-for-sale securities that had been in a continuous unrealized loss position for a period greater than 12 months.

We assess our marketable securities for impairment under the guidance provided by ASC Topic 320. Accordingly, we review the fair value of our marketable securities at least quarterly to determine if declines in the fair value of individual securities are other-than-temporary in nature. If we believe the decline in the fair value of an individual security is other-than-temporary, we write-down the carrying value of the security to its estimated fair value, with a corresponding charge against operations. To determine if a decline in the fair value of an investment is other-than-temporary, we consider several factors, including, among others, the period of time and extent to which the estimated fair value has been less than cost, overall market conditions, the historical and projected future financial condition of the issuer of the security and our ability and intent to hold the security for a period of time sufficient to allow for a recovery of the market value. The unrealized losses related to our marketable securities held as of December 31, 2014 and December 31, 2013 were primarily caused by recent fluctuations in market interest rates, and not the credit quality of the issuer, and we have the ability and intent to hold these securities until a recoveries of fair value, which may be at maturity. As a result, we do not believe these securities to be other-than-temporarily impaired as of December 31, 2014.

The following table summarizes the contractual maturities of our available-for-sale securities (in thousands):

As of December 31,
2014
Less than one year	$78,819
Due in one to five years	9,126
Due after five years	—

$87,945

Fair Value of Financial Instruments

We determine a fair value measurement based on the assumptions a market participant would use in pricing an asset or liability. Accounting Standards Codification, or ASC, 820 establishes a three-level hierarchy making a distinction between market participant assumptions based on (i) unadjusted quoted prices for identical assets or liabilities in an active market (Level 1), (ii) quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (Level 2), and (iii) prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (Level 3).

Cash equivalents consist primarily of bank deposits with third-party financial institutions, highly liquid money market securities and commercial paper with original maturities at date of purchase of 90 days or less and are stated at cost which approximates fair value and are classified as Level 1 assets.

Marketable securities are recorded at fair value, defined as the exit price in the principal market in which we would transact, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. Level 1 instruments are valued based on quoted market prices in active markets for identical instruments and include our investments in money market and mutual funds. Level 2 securities are valued using quoted market prices for similar instruments, non-binding market prices that are corroborated by observable market data, or discounted cash flow techniques and include our investments in corporate bonds and notes, U.S. government agency securities, U.S. treasury bills, state and municipal bonds and commercial paper.

Our non-qualified deferred compensation plan liability is classified as a Level 1 liability within the hierarchy. The fair value of the liability is directly related to the valuation of the short-term and long-term investments held in trust for the plan. Hence, the carrying value of the non-qualified deferred compensation liability represents the fair value of the investment assets.

Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. We have no assets classified as Level 3 instruments. There were no transfers between different levels during the year ended December 31, 2014.

The fair value measurements of our cash equivalents, marketable securities, employee stock-based compensation guarantees and non-qualified deferred compensation plan consisted of the following as of December 31, 2014 and December 31, 2013 (in thousands):

	Fair Value Measurements as of December 31, 2014
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$3,006	$3,006	$—	$—
Short-term investments:
Corporate notes/bonds	78,819	—	78,819	—
Mutual funds	322	322	—	—
Bank and time deposits	256	256	—	—
Long-term investments:
Corporate notes/bonds	9,126	—	9,126	—

Total assets at fair value	$91,529	$3,584	$87,945	$—

Liabilities:
Employee stock-based compensation guarantees	$13	$—	$—	$13
Non-qualified deferred compensation plan	322	322	—	—

Total liabilities at fair value	$335	$322	$—	$13

	Fair Value Measurements as of December 31, 2013
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$6,503	$6,503	$—	$—
Short-term investments:
Commercial paper	7,494	—	7,494	—
Corporate notes/bonds	63,636	—	63,636	—
Mutual funds	352	352	—	—
Bank and time deposits	440	440	—	—
Long-term investments:
Corporate notes/bonds	67,534	—	67,534	—
U.S. treasury and agency notes/bonds	2,000	—	2,000	—

Total assets at fair value	$147,959	$7,295	$140,664	$—

Liabilities:
Employee stock-based compensation guarantees	77	—	—	77
Non-qualified deferred compensation plan	352	352	—	—

Total liabilities at fair value	$429	$352	$—	$77

The following table represents the change in level 3 liabilities which relate to employee stock-based compensation guarantees (in thousands):

Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
Employee stock-based compensation guarantees
Liability as of December 31, 2013	$77
Adjustments to fair value	88
Payments	(152)

Liability as of December 31, 2014	$13

The employee stock-based compensation guarantees represent compensation liability associated with certain RSU grants. Based on the terms of these grants, a cash payment is required to be made in the event that the stock price at the date of vesting falls below the grant date price. The fair value of this liability is evaluated quarterly using the Black-Scholes option pricing model which considers the potential payout, the remaining time until payout, volatility of the underlying shares, and the risk-free interest rate to calculate the liability that may be due under the arrangement.

Nonrecurring Fair Value Measurements

We measure certain assets and liabilities at fair value on a nonrecurring basis. These assets and liabilities include cost and equity method investments when they are deemed to be other-than-temporarily impaired, assets acquired and liabilities assumed in an acquisition or in a non-monetary exchange, operating lease termination liabilities and property, plant and equipment and intangible assets that are written down to fair value when they are held for sale or determined to be impaired. During the year ended December 31, 2013, we determined that we had incurred an other-than-temporary impairment of our investment in Zenverge, a privately held company, and we wrote off the remainder of the investment of $4.8 million.

During the year ended December 31, 2014, accrued restructuring costs of $1.3 million related to operating lease terminations from our June and November 2014 restructuring activity were valued using a discounted cash flow model using internal estimates and assumptions. Significant assumptions used in determining the amount of the estimated liability include the estimated liabilities for future rental payments on vacant facilities as of their respective cease-use dates and the discount rate utilized to determine the present value of the future expected cash flows. If our assumptions regarding early terminations and the timing and amounts of sublease payments prove to be inaccurate, we may be required to record additional losses or gains in our consolidated statements of operations. Given that the restructuring charges were valued using our internal estimates using a discounted cash flow model, we have classified the accrued restructuring costs as Level 3 in the fair value hierarchy.

In connection with the November 2014 restructuring plan, we evaluated the carrying value of our intangible and long-lived assets as of September 30, 2014 and during the quarter ended December 31, 2014. We recorded $12.7 million in asset impairment charges during the year ended December 31, 2014 related to assets for which the carrying value may not be recoverable based upon our estimated future cash flows.

We performed an analysis of our licensed intellectual property utilized in the production and development of the set-top box system-on-a-chip, or STB SoC, assets, and because the majority of these technology licenses are not transferable and will have no useful applications for our remaining operations, we recorded an impairment charge of $6.4 million during the year ended December 31, 2014 related to these licenses to reduce the carrying value of each affected asset to $0. Related to these licenses, we accrued $0.9 million as of December 31, 2014 related to contractually committed payments for the licensed intellectual property for which we will receive no future benefit. We additionally reviewed the in-process research and development, or IPR&D, related to the STB SoC assets and determined that the technology related to certain of these assets will not be utilized in the foreseeable future and has no alternative future use to our remaining operations, and we recorded an impairment charge of $1.6 million to reduce the carrying value of the IPR&D to $0.

Inventory

The components of inventory were as follows (in thousands):

	December 31, 2014	December 31, 2013
Work in process	$5,432	$7,697
Finished goods	4,972	5,806

Total inventory	$10,404	$13,503

Property and Equipment

Property and equipment consisted of the following (in thousands, except for years):

	Useful Lives (in years)	December 31, 2014	December 31, 2013
Office and laboratory equipment	5	$21,538	$24,162
Computer equipment	3 - 5	7,015	7,165
Furniture and fixtures	3 - 7	2,630	2,353
Leasehold improvements	Lease term	7,168	7,042
Software	1 - 3	4,987	4,726
Construction in progress		275	487

		43,613	45,935
Accumulated depreciation		(26,200)	(27,941)

Property and equipment, net		$17,413	$17,994

Depreciation expense for the years ended December 31, 2014 and 2013 was $7.3 million and $8.1 million, respectively.

Investment in a Privately Held Company

In September 2011, we purchased shares of convertible preferred stock in Zenverge, a privately-held, venture capital funded technology company, for a total investment cost of $10.0 million, which at the time of the investment represented a 16.3% equity interest in the company. We also entered into a strategic partnership to co-develop an integrated chip that combines our MoCA functionality with this entity’s independently developed technology. As a result of our joint development arrangement with this company and the appointment of our CEO as a member of the company’s board of directors, we determined that the ability to exercise significant influence over the company existed and, accordingly, we accounted for this investment following the equity method. The investment was recorded initially at cost as an investment in a privately held company and was subsequently adjusted for our equity position in net operating results and cash contributions and distributions. In addition, we recorded a charge relating to our proportionate ownership percentage of the premium paid for our investment in excess of our share of their net worth. The fair value of this premium consisted of certain intangible asset and goodwill values as determined by a valuation calculation. These intangible assets represented the excess of the book value as compared to the valuation of Zenverge.

During the second quarter of 2013, we gave Zenverge notice of our intent to terminate the joint development arrangement and, in July 2013, our CEO resigned from the board of directors of Zenverge. As a result, we determined that the ability to exercise significant influence over Zenverge no longer existed and we no longer accounted for the investment under the equity method. As such, we no longer recognize any earnings from our investment in Zenverge.

Additionally, during the second quarter of 2013, our preferred stock investment was converted into common stock based on the terms of a financing in which Zenverge raised additional funds where we did not participate. We then reviewed the available information to determine if our investment in Zenverge’s common stock had indicators of possible impairment. As a result of the liquidation preferences held by the remaining preferred stockholders, we concluded that our common stock investment did not have any value and as a result, we had incurred an other-than-temporary impairment of our investment in Zenverge in June 2013, and we wrote off the remainder of the investment of $4.8 million. During the quarter ended December 31, 2014, Zenverge was sold, and we received no proceeds.

Accrued Warranty

The following table presents a roll forward of our product warranty liability, which is included within accrued expenses and other current liabilities in the consolidated balance sheets (in thousands):

	Years Ended December 31,
	2014	2013
Beginning balance	$50	$448
Accruals for warranties issued during the period	103	135
Settlements made during the period	(43)	(35)
Change in estimated warranty rate	—	(445)
Expirations	(67)	(53)

Ending balance	$43	$50

Accrued Bonuses

During the year ended December 31, 2014 we received approval from our board of directors to allocate $1.0 million on a discretionary basis to participants in the management bonus plan. The payment of the bonus is entirely discretionary and is not tied to achievement of any operational, financial or business metrics. As of December 31, 2014 we had accrued $1.0 million for these management bonuses which will be paid in 2015.

We maintained a discretionary management bonus plan in 2013. The potential bonus payments made under our plan were based significantly on the achievement of operational, financial and business development objectives for the calendar year. As of December 31, 2013, no management bonuses were accrued or paid under this plan since the operational, financial and business development objectives were not met in 2013.

Restructuring Activity

In November 2014, our Board of Directors approved the implementation of a corporate restructuring plan. The restructuring plan included discontinuing the development of new STB SoC products and the reduction, closure or consolidation of several global facilities which were primarily involved in the development of new STB SoC products, including facilities located in Shanghai, China; Belfast, Northern Ireland; and San Jose, California. Approximately 200 positions will be eliminated in connection with the restructuring plan, representing about 40% of our work force.

In June 2014, we announced a corporate restructuring plan. The restructuring plan included the reduction, closure or consolidation of several global facilities including facilities located in Austin, Texas; India; Taiwan and Israel. Approximately 150 positions were eliminated in connection with the restructuring plan, which represented about 23% of our work force as of June 30, 2014.

In connection with these plans, we expect to incur total employee related charges of approximately $11.7 million consisting of severance, retention and relocation costs. During the year ended December 31, 2014 we incurred $10.7 million in employee related charges and we expect to incur an additional $1.0 million of employee related charges during 2015.

Our restructuring plans also include reducing capacity at, or vacating, certain facilities and terminating operating leases and other contracts. We record these expenses as restructuring costs in the period when we cease to use rights conveyed by the related contract. Additionally, costs such as attorney fees incurred as a result of this activity will be charged as restructuring costs as they are incurred. We expect to incur a total of $2.1 million in facility exit costs and $0.4 million in contract termination costs. During the year ended December 31, 2014 we incurred $1.3 million in facility exit costs and $0.4 million in contract termination costs, and we expect to incur an additional $0.8 million of facility exit costs during 2015.

In connection with the restructuring we have recorded $12.7 million in asset impairment charges related to assets for which the carrying value may not be recoverable based upon our estimated future cash flows.

Further, as a result of the restructuring plan, we no longer intend to permanently reinvest the undistributed earnings of certain foreign subsidiaries. No tax on the undistributed earnings has been provided for as we maintain a full valuation allowance against our deferred tax assets.

Total cash payments related to the restructuring plans are expected to be approximately $14.2 million. As of December 31, 2014, $8.3 million in cash payments had been made in connection with the plans.

In order to rebalance our operations in an attempt to leverage synergies from our acquisitions and to refine our business operations, we implemented two operational restructuring plans in 2012 and 2013. As a result of these activities, we recorded a restructuring charge of $1.7 million in the year ended December 31, 2013. This plan resulted in a reduction of our personnel by 66 employees or approximately 10% of our workforce. In November 2012, we incurred a restructuring charge of $0.9 million, which resulted in a reduction of our personnel by 40 employees or approximately 6% of our workforce.

The above costs are recorded in the “Restructuring charges” line of our consolidated statements of operations.

The following table presents a rollforward of our restructuring liability as of December 31, 2014 which is included in accrued expenses and other current liabilities and accrued payroll and benefits in our consolidated balance sheets (in thousands):

	Operating Lease Commitments	Employee Separation Expenses	Cancelled Contract Obligation	Total
Liability as of January 1, 2012	$—	$—	$—	$—
Restructuring charges	—	897	—	897
Cash payments	—	(363)	—	(363)

Liability as of December 31, 2012	—	534	—	534
Restructuring charges	—	1,694	—	1,694
Cash payments	—	(2,228)	—	(2,228)

Liability as of December 31, 2013	—	—	—	—
Restructuring charges	1,320	10,654	401	12,375
Non-cash charges	403	—	—	403
Cash payments	(221)	(8,100)	—	(8,321)

Liability as of December 31, 2014	$1,502	$2,554	$401	$4,457

Deferred Compensation

We have a non-qualified deferred compensation plan that permits certain key employees to defer portions of their compensation, subject to annual deferral limits, and have it credited to one or more investment options in the plan. At December 31, 2014, we had marketable securities totaling $0.3 million related to investments in equity securities that are held in a rabbi trust established under our non-qualified deferred compensation plan. The total related deferred compensation liability was $0.3 million at December 31, 2014, all of which was classified as a non-current liability and recorded in our consolidated balance sheets under other long-term liabilities.

Purchase Commitments

We had firm purchase order commitments for the acquisition of inventory as of December 31, 2014 and December 31, 2013 of $17.0 million and $16.8 million, respectively.

3.	Business Combinations

Mobius Semiconductor

On June 5, 2013, we acquired the assets of Mobius Semiconductor, Inc., or Mobius, a leading product development company focused on low power, high performance analog mixed-signal semiconductor solutions for a total cash consideration of $13.0 million. The acquired technology will enable Entropic to provide cable and satellite operators with solutions that encompass system designs that are low power, broadband, high-speed, and which capture the full bandwidth of the signal payload - to drive more entertainment streams and IP services to more connected devices in the home. This technology can also be leveraged by global satellite service providers to migrate to digital single-wire communications.

In connection with the completion of the Mobius transaction, certain Mobius personnel entered into employment arrangements with Entropic. On July 18, 2013 we granted RSUs for an aggregate 3.2 million shares of common stock as long-term retention grants to certain employees of Mobius who joined Entropic. The RSUs had an estimated value of $14.0 million on the grant date. The terms of the RSUs for approximately 0.9 million of the 3.2 million RSUs provided for full vesting upon either the achievement of certain milestones or over a 15 month period through August 2014 and the remaining 2.3 million RSUs vest over a 3 year period ending August 2016. These RSUs are being accounted for as compensation expense over the vesting periods. The 0.9 million RSUs fully vested in August 2014 based on their 15 month vesting period and prior to the achievement of the performance based milestones.

On the acquisition date, we allocated the total consideration to the following assets (in thousands):

Allocation of Purchase Price
Intangible assets	$12,239
Goodwill	752
Prepaid expenses	25
Property and equipment, net	9

Total purchase price	$13,025

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets (in thousands, except for years):

	Amount	Estimated Useful Life (in years)
In-process research and development	$12,136		*
Non-compete agreement	103	2

Total intangible assets	$12,239

*	Upon completion of each project, the related IPR&D asset will be amortized over its estimated useful life. If any of the projects are abandoned or the forecast of the project indicates that the fair value is less than the carrying amount, we will be required to write down the related IPR&D asset.

Under the purchase method of accounting, the identifiable net assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values. In the determination of the fair value of the IPR&D various factors were considered, such as future revenue contributions, additional licensing costs associated with the underlying technology, and contributory asset charges. The fair value of the IPR&D was calculated using an income approach and the rate utilized to discount net future cash flows to their present values was based on a weighted average cost of capital of 21%. This discount rate was determined after considering our cost of debt adjusted for a risk premium that market participants would require in an investment in companies that are at similar stages of development as Mobius.

IPR&D will not be amortized until the product is complete, at which time it will be amortized over the estimated useful life of the developed technology. The useful life of the IPR&D will be estimated as the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Up to the point that the product is complete, we will assess the IPR&D annually for impairment, or more frequently if certain indicators are present.

The excess of the fair value of the total consideration over the estimated fair value of the net assets was recorded as goodwill. We allocated $0.8 million of the total consideration to goodwill. We consider the acquired business an addition to our product development effort and not an additional reporting unit or operating segment. The goodwill recognized is expected to be deductible for income tax purposes.

PLX Technology

On July 6, 2012, we acquired specific direct broadcast satellite intellectual property and corresponding technologies from PLX Technology, Inc., or PLX, a leading global supplier of high-speed connectivity solutions enabling emerging data center architectures. The purchased assets relate to the design and development of a digital channel stacking switch semiconductor product. The purchase price included a one-time licensing fee for intellectual property which is related to the acquired assets. The total consideration for the net assets and the licensing fee is up to $11.9 million, consisting of an initial cash payment of $6.9 million, which was paid to PLX in July 2012, and additional consideration of up to $5.0 million payable upon the achievement of a technical product development milestone and a license approval milestone. All acquisition costs related to the transaction were expensed as incurred. The total acquisition date fair value of the consideration was estimated at $10.0 million as follows (in thousands):

Initial cash payment to PLX	$6,874
Estimated fair value of contingent milestone consideration	3,100

Total purchase price	$9,974

On the acquisition date, a liability was recognized for an estimate of the acquisition date fair value of the contingent milestone consideration based on the probability of achieving the milestones and the probability-weighted discount on cash flows. Any change in the fair value of the contingent milestone consideration subsequent to the acquisition date is recognized in the statements of operations. During the year ended December 31, 2012, we reassessed the fair value of the remaining contingent consideration at $3.5 million and recorded the increase of $0.4 million in the fair value of the remaining contingent consideration. In November 2012 we agreed to settle the first milestone and $3.4 million of additional consideration was paid.

This fair value measurement of the contingent consideration is based on significant inputs not observed in the market and thus represents a Level 3 measurement. Level 3 instruments are valued based on unobservable inputs that are supported by little or no market activity and reflect our own assumptions in measuring fair value. In June 2013, we reassessed the likelihood of achieving the second milestone and determined that the milestone would not be achieved. As such, we reversed the remaining $0.1 million accrual related to the fair value of the contingent milestone during the second quarter of 2013.

On the acquisition date, we allocated the total consideration to the following assets (in thousands):

Allocation of Purchase Price
Property and equipment, net	$241
Intangible assets	9,200
Goodwill	652
Employee compensation liabilities	(119)

Total purchase price	$9,974

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets (in thousands, except for years):

	Amount	Estimated Useful Life (in years)
In-process research and development	$6,200		*
Customer relationships	2,900	7
Non-compete agreement	100	2

Total intangible assets	$9,200

*	Upon completion of the project, we began amortizing the related developed technology asset over its estimated useful life.

Under the purchase method of accounting, the identifiable net assets acquired and liabilities assumed were recognized and measured as of the acquisition date based on their estimated fair values. In the determination of the fair value of the IPR&D, various factors were considered, such as future revenue contributions, additional licensing costs associated with the underlying technology, and contributory asset charges. The fair value of the IPR&D was calculated using an income approach and the rate utilized to discount net future cash flows to their present values was based on a weighted average cost of capital of approximately 41%. This discount rate was determined after considering our cost of debt adjusted for a risk premium that market participants would require in an investment in companies that are at similar stages of development as PLX.

IPR&D will not be amortized until the product is complete, at which time it will be amortized over the estimated useful life of the developed technology. The useful life of the IPR&D will be estimated as the period over which the asset is expected to contribute directly or indirectly to our future cash flows. Up to the point that the product is complete, we will assess the IPR&D annually for impairment, or more frequently if certain indicators are present.

The excess of the fair value of the total consideration over the estimated fair value of the net assets was recorded as goodwill. We allocated $0.7 million of the total consideration to goodwill. We consider the acquired business an addition to our product development effort and not an additional reporting unit or operating segment. The goodwill recognized is expected to be deductible for income tax purposes.

STB Business

On April 12, 2012, we completed our acquisition of assets related to the Set-top Box, or STB, business of Trident Microsystems, Inc. and certain of its subsidiaries, collectively Trident, for a purchase price of $74.1 million. The purchase price included working capital assets of $24.4 million and assumed employee liabilities of $2.3 million, pursuant to the terms of our Asset Purchase Agreement with Trident, dated January 18, 2012, as amended, or Purchase Agreement.

Pursuant to the Purchase Agreement, we acquired all of Trident’s specific STB business system-on-a-chip solutions, certain patents and all other intellectual property owned by Trident, certain contracts and prepaid expenses, and certain tangible assets, accounts receivable, inventory and equipment. Trident retained its digital television, PC television, audio and terrestrial demodulator businesses and we licensed to Trident certain of the acquired patents and intellectual property for use in the retained businesses. We also acquired leased facilities in Austin, Texas, San Diego, California, Belfast, Northern Ireland and Hyderabad, India and the right to use other facilities of Trident under short term Facilities Use Agreements.

Our acquisition of the STB business from Trident has been accounted for under the acquisition method of accounting in accordance with ASC Topic 805, “Business Combinations.” Under the acquisition method of accounting, the total purchase price was allocated to the net tangible and intangible assets of the STB business in connection with our acquisition of the STB business from Trident, based on their estimated fair values. During the first quarter of 2013 we finalized certain post-closing purchase price adjustments with Trident, resulting in a $0.7 million reduction in the purchase price. This adjustment to the purchase price has been reflected as a reduction of goodwill.

The allocation of the purchase price to the assets acquired and liabilities assumed was as follows (in thousands):

Allocation of Purchase Price
Accounts receivable	$8,066
Prepaid inventory	4,310
Inventories	7,091
Prepaid expenses and other assets	4,966
Property and equipment, net	2,433
Other long term assets	125
Intangible assets	46,200
Goodwill	3,285
Employee compensation liabilities	(2,342)

Total purchase price	$74,134

The allocation of the purchase price to the net assets acquired and liabilities assumed resulted in the recognition of the following intangible assets (in thousands, except for years):

	Amount	Estimated Useful Life (in years)
Developed technology	$32,400	4
In-process research and development	6,500		*
Customer relationships	3,900	7
Non-compete agreement	1,400	2
Customer backlog	2,000	1

Total intangible assets	$46,200

*	Upon completion of each project, we began amortizing the related developed technology asset over its estimated useful life. Where projects were abandoned or the forecast of the project indicated that the fair value was less than the carrying amount, we wrote down the related IPR&D asset.

The fair value of the identified intangible assets acquired in connection with our acquisitions was estimated using an income approach. Under the income approach, an intangible asset’s fair value is equal to the present value of future economic benefits to be derived from ownership of the asset. Indications of value are developed by discounting future net cash flows to their present value at market-based rates of return. The goodwill recognized as a result of our acquisitions was primarily attributable to the value of the workforce that became our employees following the closing of the acquisitions. We consider the acquired business an addition to our product development efforts and product offerings and not an additional reporting unit or operating segment. The goodwill recognized is expected to be deductible for income tax purposes. The useful life of the intangible assets for amortization purposes was determined by considering the period of expected cash flows used to measure the fair value of the intangible assets adjusted as appropriate for the entity-specific factors including legal, regulatory, contractual, competitive economic or other factors that may limit the useful life of intangible assets.

4.	Goodwill and Intangible Assets

On June 5, 2013, we acquired the intellectual property assets of Mobius and recognized $0.8 million of goodwill in connection with the acquisition.

On July 6, 2012, we acquired specific direct broadcast satellite intellectual property and corresponding technologies from PLX and recognized $0.7 million of goodwill in connection with the acquisition.

On April 12, 2012, we completed our acquisition of assets from Trident’s STB business and recognized $4.0 million of goodwill in connection with the acquisition. During the year ended December 31, 2013, we finalized the acquisition related hold back payments with Trident. The finalization of these amounts resulted in a decrease to goodwill of $0.7 million. As of December 31, 2014, the goodwill related to the acquisition of Trident was $3.3 million.

Intangible assets consisted of the following (in thousands, except for years):

	Estimated Useful Life (in years)		As of December 31, 2014
			Gross	Accumulated Amortization	Net
Developed technology	4		$43,475	$(26,294)	$17,181
In-process research and development		*	12,136	—	12,136
Customer relationships	7		6,800	(2,551)	4,249
Non-compete agreement	2		103	(81)	22

Total intangible assets			$62,514	$(28,926)	$33,588

	Estimated Useful Life (in years)		As of December 31, 2013
			Gross	Accumulated Amortization	Net
Developed technology	4		$43,475	$(15,426)	$28,049
In-process research and development		*	13,761	—	13,761
Customer relationships	7		6,800	(1,579)	5,221
Non-compete agreement	2		1,603	(1,308)	295
Customer backlog	1		2,000	(2,000)	—

Total intangible assets			$67,639	$(20,313)	$47,326

*	Upon completion of each project, the related IPR&D asset will be amortized over its estimated useful life. If any of the projects are abandoned or the forecast of the project indicates that the fair value is less than the carrying amount, we will be required to write down the related IPR&D asset.

Amortization expense related to intangible assets was recorded as follows in our consolidated statements of operations (in thousands):

	Years Ended December 31,
	2014	2013	2012
Cost of revenues	$10,869	$9,598	5,828
Amortization of intangibles	1,244	2,312	2,575

Total amortization expense	$12,113	$11,910	$8,403

As of December 31, 2014, the estimated future amortization expense of intangible assets is as follows, excluding in-process research and development intangible assets that have not reached technological feasibility (in thousands):

Years Ending December 31,	Estimated Amortization
2015	$11,863
2016	6,013
2017	2,242
2018	971
2019	363
Thereafter	—

$21,452

In connection with the November 2014 restructuring plan discussed in Note 2, we evaluated the carrying value of our intangible and long-lived assets as of September 30, 2014 and during the quarter ended December 31, 2014. We performed an analysis of our licensed intellectual property utilized in the production and development of STB SoC assets, and because the majority of these technology licenses are not transferable and will have no useful applications for our remaining operations, we recorded an impairment charge of $6.4 million during the year ended December 31, 2014 related to these licenses to reduce the carrying value of each affected asset to $0. Related to these licenses, we accrued $0.9 million as of December 31, 2014 related to contractually committed payments for the licensed intellectual property for which we will receive no future benefit. We additionally reviewed the IPR&D related to the STB SoC assets and determined that the technology related to certain of these assets will not be utilized in the foreseeable future and has no alternative future use to our remaining operations, and we recorded an impairment charge of $1.6 million to reduce the carrying value of the IPR&D to $0.

The impairment charges were recorded in “Impairment of Assets” in our consolidated statements of operations for the year ended December 31, 2014.

5.	Commitments and Contingencies

We have multiple operating leases for facilities and software license agreements expiring through 2022. The terms of certain leases provide for rental payments on a graduated scale. We recognize rent expense on a straight-line basis over the respective lease periods and have accrued for rent expense incurred, but not paid. As of December 31, 2014, we had no outstanding capital leases.

The minimum future payments under all non-cancellable operating leases with an initial term of one year or more as of December 31, 2014 were as follows (in thousands):

Years Ending December 31,
2015	$12,301
2016	8,955
2017	4,066
2018	3,318
2019	3,277
Thereafter	7,196

$39,113

Operating lease expense for the years ended December 31, 2014, 2013 and 2012 was $22.7 million, $17.7 million and $12.4 million, respectively.

6.	Stockholders’ Equity

Common Stock

We had 200,000,000 shares of common stock authorized and 90,904,000 shares of common stock issued and outstanding as of December 31, 2014.

Preferred Stock

We are authorized to issue 10,000,000 shares of undesignated preferred stock at $0.001 par value per share. Our board of directors may determine the rights, preferences, privileges, qualifications, limitations and restrictions granted or imposed upon any series of preferred stock. As of December 31, 2014, no preferred stock was outstanding.

Share Repurchase Program

In September 2013, our board of directors approved a share repurchase program authorizing us to repurchase up to $30.0 million of our common stock. Purchases under this program may be made from time to time through 10b5-1 programs, open market purchases, or privately negotiated transactions. The number of shares ultimately repurchased, and the timing of the purchases, depend on market conditions, share price, and other factors. Purchases under this program were approved to be made until September 30, 2014, however, the program could have been discontinued at any time.

During the year ended December 31, 2014, $14.1 million of purchases were made under this program. Total purchases made under this program were $19.5 million as of December 31, 2014. All of the 4.7 million shares purchased under the program were retired in the quarter ended December 31, 2014.

Equity Incentive Plans

We have in effect equity compensation plans under which incentive stock options, non-qualified stock options and restricted stock units have been granted to employees, directors and consultants to purchase shares of our common stock at a price not less than the fair market value of the stock at the date of grant except in the event of a business combination.

2012 Inducement Award Plan

Our 2012 Inducement Award Plan became effective April 8, 2012. This plan provides for the grant of non-statutory stock options, restricted stock awards, RSUs, stock appreciation rights and other stock awards to eligible new employees or directors not previously employed by us. As of December 31, 2014, there were 2,300,000 shares of common stock reserved under the 2012 Inducement Award Plan.

2007 Equity Incentive Plan

Our 2007 Equity Incentive Plan, or the 2007 Plan, became effective upon the execution of the underwriting agreement in connection with our initial public offering and replaced our 2001 Stock Option Plan, or the 2001 Plan. The 2007 Plan provides for the grant of incentive and non-statutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, or collectively Stock Awards. As of December 31, 2014, there were 34,484,000 shares of common stock reserved under the 2007 Plan. This share amount is automatically increased by the amount equal to the number of shares subject to any outstanding option under the 2001 Plan that expires or is forfeited following the date that the 2007 Plan became effective. In addition, the share reserve will automatically increase on January 1 of each year through 2017 by the lesser of 5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, 7,692,000 shares of common stock, or a lesser amount of shares of common stock to be determined by the board of directors prior to the first day of the calendar year. Our board of directors may amend or terminate the 2007 Plan at any time. Generally, options outstanding vest over periods not exceeding four years and are exercisable for up to 10 years from the grant date. In January 2015, 4,545,000 shares of common stock, which was 5% of the outstanding shares of common stock as of December 31, 2014, were added to the 2007 Plan.

2007 Non-Employee Directors’ Plan

Our 2007 Non-Employee Directors’ Plan, or Directors’ Plan, became effective upon the execution of the underwriting agreement in connection our initial public offering. As of December 31, 2014, an aggregate of 813,000 shares of common stock were reserved under the Directors’ plan. This share amount will automatically increase on January 1 of each year through 2017 by an amount equal to the excess of: the number of shares subject to options granted during the preceding calendar year, over the number of shares, if any, added back to the share reserve during the preceding calendar year. Upon election to our board of directors, each non-employee director will receive an initial grant of a non-qualified option to purchase 51,000 shares of our common stock, which will vest in 48 equal monthly installments. Further, non-employee directors receive an automatic annual grant of a non-qualified option to purchase 13,000 shares of common stock, which will vest in twelve equal monthly installments. The exercise price of any options granted to a non-employee director under the Directors’ Plan is equal to the fair market value of our common stock on the date of the grant. The Directors’ Plan provides that options granted under the plan will become fully vested and exercisable in the event of a change of control. In January 2015, 60,000 shares of common stock, which was equal to the number of shares subject to grants made under the Directors’ Plan in 2014, less the shares added back from cancellations, were added to the Directors’ Plan.

2007 Employee Stock Purchase Plan

Under the terms of our ESPP, all eligible employees may purchase shares of common stock at 85% of the lower of the fair market value on the first date of each twelve -month offering period or the purchase date. Employees may authorize us to withhold up to 15% of their compensation during any offering period, subject to certain limitations, to purchase shares of our common stock under the ESPP. The ESPP authorized up to 8,879,000 shares of common stock for purchase by our employees as of December 31, 2014. The ESPP share reserve will automatically increase on January 1 of each year through 2017 by the lesser of 1.5% of the total number of shares of common stock outstanding on December 31 of the preceding calendar year, 2,308,000 shares of common stock, or a lesser amount of shares of common stock to be determined by our board of directors prior to the first day of the calendar year. In January 2015, 1,364,000 shares of common stock, which was 1.5% of the outstanding shares of common stock as of December 31, 2014, were added to the ESPP.

Combined Incentive Plan Activity

A summary of our stock option award activity and related information under our existing incentive plans for the years ended December 31, 2014, 2013 and 2012 is set forth below.

	(in thousands, except per share data)
	Number of Stock Options	Weighted-Average Exercise Price	Aggregate Intrinsic Value
Outstanding as of December 31, 2011	11,071	$4.55	$16,171

Granted	1,497	5.03
Exercised	(938)	2.30
Cancelled/forfeited/expired	(1,016)	5.31

Outstanding as of December 31, 2012	10,614	4.74	$14,069

Granted	1,166	4.16
Exercised	(880)	1.71
Cancelled/forfeited/expired	(1,245)	5.93

Outstanding as of December 31, 2013	9,655	4.80	$8,072

Granted	1,072	3.63
Exercised	(357)	1.50
Cancelled/forfeited/expired	(1,089)	5.34

Outstanding as of December 31, 2014	9,281	4.73	$1,313

The weighted-average grant date fair value per share of employee stock options granted during the years ended December 31, 2014, 2013 and 2012 was $2.35, $2.97 and $3.52, respectively. Stock-based compensation expense associated with stock options related to employees for the years ended December 31, 2014, 2013 and 2012 was $6.0 million, $7.3 million and $8.6 million, respectively. The weighted average remaining contractual term of options outstanding as of December 31, 2014 was 4.5 years. The total intrinsic value of options exercised during the years ended December 31, 2014, 2013 and 2012 was $0.6 million, $2.5 million and $3.2 million, respectively. Option exercises were settled with shares of common stock.

As of December 31, 2014, outstanding options to purchase 7,668,000 shares were exercisable with a weighted average exercise price of $4.80 per share and an aggregate intrinsic value of $1.3 million. The weighted average remaining contractual term of options exercisable as of December 31, 2014 was 4.0 years.

During the year ended December 31, 2014, 1,229,000 shares of our common stock were purchased through the ESPP which resulted in proceeds to us of $3.3 million. Stock based compensation expense associated with the ESPP plan for the years ended December 31, 2014, 2013 and 2012, was $1.3 million, $1.4 million and $2.2 million, respectively.

Restricted stock unit activity for the years ended December 31, 2014, 2013 and 2012 was as follows (in thousands, except per share data):

	Restricted Stock Units Outstanding
	Number of Shares	Weighted Average Grant-Date Fair Value per Share
Balance at December 31, 2011	626	$7.55
Restricted stock units granted	3,064	4.52
Restricted stock units cancelled	(261)	5.27
Restricted stock units vested	(245)	6.76

Balance at December 31, 2012	3,184	4.88
Restricted stock units granted	5,472	4.31
Restricted stock units cancelled	(722)	4.64
Restricted stock units vested	(1,105)	4.38

Balance at December 31, 2013	6,829	4.49
Restricted stock units granted	1,926	3.34
Restricted stock units cancelled	(1,751)	4.09
Restricted stock units vested	(3,083)	4.50

Balance at December 31, 2014	3,921	4.09

Stock based compensation expense associated with the above restricted stock unit awards for the years ended December 31, 2014, 2013 and 2012 was $10.3 million, $8.1 million and $3.8 million, respectively.

During the year ended December 31, 2014, 1.6 million PSUs were granted to certain members of the executive management team. The PSUs will be earned, if at all, based on our total shareholder return compared to that of a determined market index and over a three year performance period. The PSUs will vest between 0% and 300% with the full vesting of 1.6 million shares earned only if our stock price achieves a 90th percentile or higher ranking compared to the market index and the recipients of the PSUs remain employed through each measurement period. No shares are vested below a 30th percentile ranking and approximately 0.5 million shares will vest upon the attainment of a 50th percentile ranking, with vesting beginning at the 30th percentile floor. A portion of the shares vest annually upon the achievement of the targets measured at two interim measurement periods.

Performance stock unit activity for the year ended December 31, 2014 was as follows (in thousands, except per share data):

	Performance Stock Units Outstanding
	Number of Shares	Weighted Average Grant-Date Fair Value per Share
Balance at December 31, 2013	—	$—
Performance stock units granted	1,610	3.34
Performance stock units cancelled	(212)	3.34

Balance at December 31, 2014	1,398	3.34

Stock based compensation expense associated with the above performance stock unit awards for the year ended December 31, 2014 was $0.2 million.

As of December 31, 2014, we had 19,079,000 authorized shares available for future issuance under all of our equity incentive plans.

Stock-Based Compensation

Stock-based compensation expense recognized in our statements of operations for the years ended December 31, 2014, 2013 and 2012 includes compensation expense for stock-based options and awards based on the grant date fair value. For options and awards granted with service-based vesting, expenses are amortized under the straight-line method. Stock-based compensation expense recognized in the statements of operations has been reduced for estimated forfeitures of options that are subject to vesting. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

We allocated stock-based compensation expense as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Cost of net revenues	$429	$861	$828
Research and development	10,707	9,829	7,428
Sales and marketing	2,164	1,885	2,288
General and administrative	4,471	4,199	4,273

Total stock-based compensation expense	$17,771	$16,774	$14,817

Equity Incentive Plans

As part of our continual evaluation of the calculation of our stock-based compensation expense, we reviewed and updated our forfeiture rate, expected term and volatility assumptions during the year ended December 31, 2014 and there was no significant impact. The risk-free interest rate is based on zero coupon U.S. Treasury instruments with maturities similar to those of the expected term of the award being valued. Through June 30, 2013, we used a combination of our historical experience, the contractual term and the average option term of a comparable peer group to determine the expected life of our option grants. The peer group historical term was used due to the limited trading history of our common stock. The estimated volatility incorporated historical volatility of similar entities whose share prices are publicly available. Effective July 1, 2013, we no longer incorporated peer group data in determining our expected life and volatility assumptions since we have sufficient trading history. The expected dividend yield was based on our expectation of not paying dividends on common stock for the foreseeable future.

The total fair value of options and awards vested for each of the years ended December 31, 2014, 2013 and 2012 was $20.3 million, $12.7 million and $12.1 million, respectively. The fair value of stock options granted to employees and directors was estimated at the grant date using the following assumptions:

Years Ended December 31,
	2014	2013	2012
Expected life (years)	5.4 - 5.5	5.3 - 5.4	5.1 - 5.3
Risk-free interest rate	1.7% to 1.9%	0.8% to 1.5%	0.7% - 1.1%
Expected volatility	63% to 85%	89% to 90%	89% to 90%
Expected dividend yield	—	—	—

As of December 31, 2014, we estimated there were $14.6 million in total unrecognized compensation costs related to employee equity incentive agreements, which are expected to be recognized over a weighted-average period of 1.1 years.

For the years ended December 31, 2014, 2013 and 2012, the fair value of expected shares to be issued under the ESPP was estimated using the following assumptions:

Years Ended December 31,
	2014	2013	2012
Expected life (years)	0.5 to 1.0	0.5 to 1.0	0.5 to 1.0
Risk-free interest rate	0.05% to 0.12%	0.08% to 0.19%	0.05% to 0.22%
Expected volatility	35% to 55%	39% to 84%	58% to 100%
Expected dividend yield	—	—	—

As of December 31, 2014 we estimated there were $0.5 million of unrecognized compensation costs related to the shares expected to be purchased through the ESPP, which are expected to be recognized over a remaining weighted-average period of 0.4 years.

Shares Reserved for Future Issuance

The following shares of common stock are reserved for future issuance (in thousands):

	As of December 31,
	2014	2013
Exercise of stock awards issued and outstanding	14,600	16,484
Authorized for grants under equity incentive plans	19,079	15,904

Total	33,679	32,388

7.	Net (Loss) Income Per Common Share

We compute basic net (loss) income per share of common stock by dividing net (loss) income by the weighted average number of shares of common stock outstanding for the period. Diluted net (loss) income per share is computed using the weighted average number of shares of common stock and dilutive common equivalent shares outstanding for the period. Common equivalent shares from stock options and other common stock equivalents are excluded from the computation when their effect is antidilutive.

The following table sets forth the computation of basic and diluted net (loss) income per share for the periods indicated (in thousands, except per share data):

	Years Ended December 31,
	2014	2013	2012
Numerator:

Net (loss) income—basic and diluted	$(98,124)	$(66,154)	$4,520

Denominator:

Weighted average number of shares of common stock outstanding—basic	89,783	90,494	88,164

Effect of dilutive securities:
ESPP shares	—	—	68
Stock award common share equivalents	—	—	2,132

Weighted average number of shares of common stock outstanding—diluted	89,783	90,494	90,364

Net (loss) income per share—basic	$(1.09)	$(0.73)	$0.05

Net (loss) income per share—diluted	$(1.09)	$(0.73)	$0.05

For the years ended December 31, 2014, 2013 and 2012, potentially dilutive stock options and RSUs for 16.2 million, 15.2 million and 6.1 million shares of our common stock, respectively, were outstanding but not included in the diluted net (loss) income per share calculations because they would be antidilutive.

8.	Derivative Instruments

Certain of our foreign operations have expenses transacted in currencies other than the U.S. dollar. In order to mitigate foreign currency exchange risk, we use forward contracts to lock in exchange rates associated with a portion of our forecasted international expenses. Our policy is to enter into foreign currency forward contracts with maturities generally less than 12 months that mitigate the effect of rate fluctuations on certain local currency denominated operating expenses. All derivative instruments are recorded at fair value in either prepaid expenses and other current assets or accrued liabilities. Gains or losses arising from the remeasurement of these contracts to fair value each period are recorded in other income, net. We use quoted prices to value our derivative instruments. During the year ended December 31, 2014 and 2013, we recorded a (loss) gain of $(0.2) million and $0.2 million, respectively, related to these fair value hedging contracts. As of December 31, 2014, we had outstanding contracts to purchase $5.2 million of Chinese yuan which settle during the course of the next 12 months.

9.	Income Taxes

The domestic and international components of (loss) income before provision from income taxes are presented as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Domestic	$(100,086)	$(49,537)	$6,583
International	3,049	3,787	2,094

(Loss) income before taxes	$(97,037)	$(45,750)	$8,677

Income tax provision consists of the following (in thousands):

	Years Ended December 31,
	2014	2013	2012
Current:
Federal	$(665)	$(5,508)	$6,839
State	25	7	5
Foreign	1,673	1,480	281

Total current	$1,033	$(4,021)	$7,125

Deferred:
Federal	$76	$24,407	$(2,968)
State	—	—	—
Foreign	(22)	18	—

Total deferred	54	24,425	(2,968)

Total income tax provision	$1,087	$20,404	$4,157

The following is a reconciliation of the expected statutory federal income tax (benefit) provision to our actual income tax provision (in thousands):

	Years Ended December 31,
	2014	2013	2012
Tax computed at the federal statutory rate	$(33,963)	$(16,012)	$3,037
State tax, net of federal benefit	(44)	(14)	7
Permanent items	130	466	175
Stock-based compensation	534	721	843
Research credits	(1,637)	(7,962)	(3,572)
Tax reserves	275	855	303
Change in valuation allowance	32,070	42,621	3,530
Difference in foreign tax rate	(329)	(285)	(188)
Foreign unremitted earnings	2,838	—	—
Foreign withholding tax	379	—	—
Other	834	14	22

Income tax provision	$1,087	$20,404	$4,157

The significant components of our deferred tax assets and liabilities were comprised of the following at December 31, 2014 and 2013 (in thousands):

	As of December 31,
	2014	2013
Deferred tax assets:
Research and development and other credits	$33,001	$30,200
Acquired intangibles	9,013	13,432
Stock-based compensation	13,463	10,120
Capitalized research and development	14	311
Net operating loss carryforwards	24,758	2,660
Capital loss carryforward	3,505	—
Other, net	5,604	3,513

Total deferred tax assets	89,358	60,236
Valuation allowance for deferred tax assets	(86,991)	(58,495)
Deferred tax liabilities:
Depreciation and amortization	(2,612)	(1,932)

Net deferred tax liabilities	$(245)	$(191)

As of December 31, 2014, we had total federal and state net operating loss, or NOL, carryforwards of approximately $67.4 million and $28.3 million, respectively. If not utilized, the federal and state NOL carryforwards will begin to expire in 2021 and 2015, respectively.

As of December 31, 2014, we had federal and state research and development, or R&D, tax credit carryforwards of approximately $21.0 million and $22.3 million, respectively. The federal R&D tax credit carryforwards will begin to expire in 2021 unless previously utilized. The California R&D tax credit will carryforward indefinitely.

We recognize excess tax benefits associated with the exercise of stock options directly to stockholders’ equity only when realized. Accordingly, deferred tax assets are not recognized for NOL carryforwards resulting from excess tax benefits. As of December 31, 2014 and 2013, deferred tax assets do not include $1.4 million and $3.0 million, respectively, of these excess tax benefits from employee stock option exercises that are a component of our NOL carryforwards. Additional paid-in capital will be increased up to an additional $1.4 million if such excess tax benefits are realized.

During the second quarter of 2013, we evaluated our gross deferred income tax assets, including an assessment of the cumulative income or loss over the prior three-year period and future periods, to determine if a valuation allowance is required. After considering our recent history of losses and management’s expectation of additional near-term losses, during the second quarter of 2013, we recorded a valuation allowance of approximately $26.7 million on our gross deferred tax assets with a corresponding charge to our income tax provision.

As of December 31, 2014, based on the weight of available evidence, we concluded that it is not more likely than not that the benefits of federal and state deferred income tax assets will be realized. We have offset all federal and state deferred tax assets with a valuation allowance, net of deferred tax liabilities related to indefinite-lived intangibles for which no future realization can be expected. Additionally, we expect to realize $0.1 million of deferred tax assets with a net operating loss carryback in 2015.

The net change in the total valuation allowance was an increase of $28.5 million, $41.7 million and $3.5 million for the years ended December 31, 2014, 2013 and 2012, respectively.

Pursuant to Sections 382 and 383 of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, utilization of NOLs and credit carryforwards may be subject to an annual limitation due to future ownership change limitations provided by the Internal Revenue Code and similar state provisions. The tax benefits related to future utilization of federal and state NOLs and tax credit carryforwards may be limited or lost if cumulative changes in ownership exceed 50% within any three-year period. Previous limitations due to Section 382 have been reflected in the deferred tax assets at December 31, 2014 and 2013.

As of December 31, 2014 and 2013, our unrecognized tax benefits totaled $12.6 million and $9.5 million, respectively, of which $9.4 million and $7.1 million, respectively, would impact the effective tax rate if recognized at a time when the valuation allowance no longer exists.

The following table summarizes the activity related to our unrecognized tax benefits (in thousands):

Balance as of December 31, 2011	$7,551
Increases related to current year tax positions	979
Decreases related to prior year tax positions	(174)

Balance as of December 31, 2012	8,356
Increases related to current year tax positions	1,505
Decreases related to prior year tax positions	(371)

Balance as of December 31, 2013	9,490
Increases related to current year tax positions	2,109
Increases related to prior year tax positions	1,004

Balance as of December 31, 2014	$12,603

We do not expect unrecognized tax benefits to change significantly over the next 12 months.

We file income tax returns in the United States and in various state jurisdictions with varying statutes of limitations. We are no longer subject to income tax examination by Federal and State tax authorities for years prior to 2011, however, NOL and R&D credit carryforwards arising prior to that year are subject to adjustment. Our policy is to recognize interest expense and penalties related to income tax matters as a component of income tax expense. As of December 31, 2014, the amount accrued for interest and penalties associated with uncertain tax positions was nominal.

During the second quarter of 2014, we were notified by the Internal Revenue Service that our 2012 consolidated federal tax return is currently under examination. It is possible that within the next twelve months, ongoing tax examinations in the U.S. may be resolved, that new tax exams may commence and that other issues may be effectively settled. However, we are unable to make a reasonably reliable estimate as to when or if cash settlements with taxing authorities may occur. Although audit outcomes and the timing of audit payments are subject to uncertainty, we do not anticipate that the resolution of these tax matters or any events related thereto will result in a material adverse change to our consolidated financial position, results of operations or cash flows.

In December 2012, we settled an income tax audit related to our Israeli subsidiary for the 2007 through 2010 tax years. As a result of this settlement, we decreased our liability for unrecognized tax benefits during 2012 by approximately $0.2 million.

We have provided for U.S. income taxes and foreign withholding taxes on the cumulative unremitted earnings of non-U.S. subsidiaries as future repatriation is possible. As of December 31, 2014, total unremitted earnings in excess of previously included income were $6.3 million.

10.	Employee Benefits

We have a defined contribution 401(k) plan for employees who are at least 21 years of age. Under the terms of the plan, employees may make voluntary contributions as a percentage of compensation, but not in excess of the maximum amounts allowed under the Internal Revenue Code. Our contributions to the plan are discretionary. During the years ended December 31, 2014, 2013 and 2012 we contributed $0.7 million, $0.8 million and $0.7 million, respectively, to the plan.

Our Indian subsidiary had a gratuity plan and a compensated absence plan pursuant to which we were required to make payments. Our liability for the gratuity plan was calculated based on the salary of employees multiplied by years of service. Our liability for the compensated absence plan was calculated based on the daily salary of the employees multiplied by 30 days of compensated absence. Due to the closure of our Indian subsidiary, the liabilities were fully paid as of December 31, 2014.

11.	Significant Customer, Vendor and Geographic Information

Customers

Based on direct shipments, customers that exceeded 10% of total net revenues or accounts receivable were as follows:

	Net Revenues			Accounts Receivable
	Years Ended December 31,			As of December 31,
	2014	2013	2012	2014	2013
Actiontec Electronics, Inc.	13%	*	*	*	*
CyberTAN Technology, Inc.	11%	*	*	18%	*
Foxconn Electronics, Inc.	10%	16%	*	15%	12%
Motorola Mobility, Inc.	*	*	13%	*	*
MTI Laboratory, Inc.	11%	*	*	12%	*
Wistron NeWeb Corporation	25%	18%	21%	28%	24%

*	Customer accounted for less than 10% of total net revenues or accounts receivable, as applicable, for the period indicated.

Vendors

Vendors that represented a significant portion of total purchases (exclusive of payroll and related costs) were as follows:

	Years Ended December 31,
	2014	2013		2012
Amkor Technology, Inc.	*		*	12%
NXP Semiconductors	*		*	13%
Taiwan Semiconductor Manufacturing Company, Ltd.	23%	20%		22%
Tower Semiconductor Ltd.	10%		*	*

*	Vendor accounted for less than 10% of total purchases (exclusive of payroll and related costs) for the period indicated

Geographic Information

Net revenues are allocated to the geographic region based on the shipping destination of customer orders. Net revenues by geographic region were as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Asia	$178,773	$225,184	$281,425
Europe	2,432	3,669	6,901
United States	5,558	7,148	3,741
North America, other	4,856	23,375	29,611

Total	$191,619	$259,376	$321,678

As of December 31, 2014 and 2013, long-lived assets, which represent property, plant and equipment, net of accumulated depreciation, and lease deposits, located outside of the United States were $5.4 million and $7.4 million, respectively.

12.	Quarterly Financial Data (Unaudited)

The following table presents certain quarterly financial data for the eight consecutive quarters ended December 31, 2014. The unaudited quarterly information has been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this data. We believe that our quarterly revenue, particularly the mix of revenue components, and operating results are likely to vary in the future. The operating results for any quarter are not necessarily indicative of the operating results for any future period or for any full year.

	Net Revenues	Gross Profit	Net Loss	Basic Net Loss Per Share	Diluted Net Loss Per Share
	(in thousands, except per share data)
Year Ended December 31, 2014
Fourth Quarter	$42,586	$21,082	$(25,385)	$(0.28)	$(0.28)
Third Quarter	43,178	22,569	(27,637)	(0.31)	(0.31)
Second Quarter	50,200	23,538	(21,849)	(0.24)	(0.24)
First Quarter	55,655	26,062	(23,253)	(0.26)	(0.26)
Year Ended December 31, 2013
Fourth Quarter	$57,931	$27,794	$(11,902)	$(0.13)	$(0.13)
Third Quarter	56,376	27,513	(11,935)	(0.13)	(0.13)
Second Quarter	70,612	34,256	(39,913)	(0.44)	(0.44)
First Quarter	74,457	34,839	(2,404)	(0.03)	(0.03)

13.	Legal Matters

From time to time, we may be subject to various legal proceedings and claims arising in the ordinary course of business. We assess contingencies to determine the degree of probability and range of possible loss for potential accrual in our financial statements. An estimated loss contingency is accrued in the financial statements if it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Between February 9 and February 18, 2015, thirteen putative class-action lawsuits were filed challenging our proposed Merger with MaxLinear, Inc., or MaxLinear, and related entities (the “Proposed Transaction”). Eleven actions were filed in the Court of Chancery for the State of Delaware (captioned Langholz v. Entropic Communications, Inc., C.A. No. 10631-VCP; Tomblin v. v. Entropic Communications, Inc., C.A. No. 10632-VCP; Crill v. v. Entropic Communications, Inc., C.A. No. 10640-VCP; Wohl v. Entropic Communications, Inc., C.A. No. 10644-VCP; Parshall v. Entropic Communications, Inc., C.A. No. 10652-VCP; Saggar v. Padval, C.A. No. 10661-VCP; Iyer v. Tewksbury, C.A. No. 10665-VCP; Respler v. Entropic Communications, Inc., C.A. No. 10669-VCP; Gal v. Entropic Communications, Inc., C.A. No. 10671-VCP; Werbowsky v. Padval, C.A. No. 10673-VCP; and Agosti v. Entropic Communications, Inc., C.A. No. 10676-VCP), and two actions were filed in the Superior Court for the State of California, County of San Diego (captioned Krasinski v. Entropic Communications, Inc., Case No. 37-2015-00004613-CU-SL-CTL; and Khoury v. Entropic Communications, Inc., Case No. 37-2015-00004737-CU-SL-CTL) (collectively, the “Stockholder Litigation”). The complaints in the Stockholder Litigation name as defendants: (i) each member of our Board of Directors, (ii) the Company, and (iii) MaxLinear, Inc. and its wholly-owned subsidiaries, Excalibur Acquisition Corporation and Excalibur Subsidiary, LLC. The plaintiffs in the Stockholder Litigation allege that the our directors breached their fiduciary duties to our public stockholders by, among other things, (a) approving the Proposed Transaction at an inadequate price, (b) implementing an unfair process, and (c) agreeing to certain deal protections that allegedly favor MaxLinear and deter alternative bids. The plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. The plaintiffs seek, among other things, an injunction against the consummation of the proposed Merger and an award of costs and expenses, including a reasonable allowance for attorneys’ and experts’ fees. On February 12, 2015, plaintiffs in the Wohl action served their first set of requests for production of documents on defendants. On February 18, 2015, plaintiffs in the Krasinski and Khoury actions filed requests for dismissal of each case. We intend to defend these lawsuits vigorously. It is not possible to estimate a probable outcome or potential loss in the event an unfavorable outcome is achieved.

14.	Related Party Transactions

In February 2014, we entered into a contractor services agreement with Semitech Semiconductor Pty Ltd., or Semitech, a privately-funded semiconductor company, to provide development consulting services to us. Our Senior Vice President of Global Marketing is a co-founder, former Chief Executive Officer and current shareholder in Semitech. During the year ended December 31, 2014, we paid $0.2 million to Semitech.

15.	Subsequent Event

On February 3, 2015, we entered into an Agreement and Plan of Merger and Reorganization with MaxLinear, a Delaware corporation, pursuant to which MaxLinear agreed to acquire all of our outstanding capital stock in a combined stock and cash transaction valued at approximately $287 million based on the closing stock price of MaxLinear’s Class A Common Stock on February 2, 2015. This proposed transaction, hereinafter the Merger, would result in us merging with a subsidiary of MaxLinear and becoming a wholly-owned subsidiary of MaxLinear. In connection with the Merger, all of our issued and outstanding shares of Common Stock, par value $0.001 per share, will be cancelled and converted into the right to receive consideration per share consisting of (i) an amount in cash equal to $1.20, plus (ii) 0.2200 of a share of MaxLinear’s Class A Common Stock, par value $0.0001 per share, or the Stock Consideration, plus (iii) any cash payable in lieu of fractional shares of MaxLinear’s Class A Common Stock otherwise issuable as Stock Consideration. The Merger is intended to qualify as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. The completion of the Merger is subject to the satisfaction or waiver of a number of closing conditions, including, among others, adoption of the Merger Agreement by the holders of a majority of our outstanding Common Stock, approval of the issuance of the MaxLinear Class A Common Stock by the stockholders of MaxLinear and the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

SCHEDULE II—CONSOLIDATED VALUATION AND QUALIFYING ACCOUNTS

ENTROPIC COMMUNICATIONS, INC.

(in thousands)

Description	Balance at Beginning of Year	Charged to Costs and Expenses	Deductions	Balance at End of Year
Year Ended December 31, 2014
Deducted from asset accounts:
Allowance for doubtful accounts	$—	$38	$(38)	$—
Reserve for excess and obsolete inventory	3,708	364	(720)	3,352

Total	$3,708	$402	$(758)	$3,352

Year Ended December 31, 2013
Deducted from asset accounts:
Allowance for doubtful accounts	$—	$—	$—	$—
Reserve for excess and obsolete inventory	3,315	3,466	(3,073)	3,708

Total	$3,315	$3,466	$(3,073)	$3,708

Year Ended December 31, 2012
Deducted from asset accounts:
Allowance for doubtful accounts	$—	$—	$—	$—
Reserve for excess and obsolete inventory	3,284	349	(318)	3,315

Total	$3,284	$349	$(318)	$3,315

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